Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between Harsco Corporation (the “Company”) and David Stanton (“Employee”).

WHEREAS, Employee has been employed by the Company as a Senior Vice President and Group President – Harsco Clean Earth; and

WHEREAS, Employee and the Company wish to end their employment relationship on mutually agreeable terms as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Separation of Employment. Employee’s employment with the Company ended on May 5, 2022 (the “Separation Date”), after which he will not report to work or accept any assignment or task on behalf of the Company other than to perform the obligations as expressly set forth herein. The Company shall pay Employee the regular base pay to which Employee is entitled through the Separation Date pursuant to regular payroll practices. To the extent that Employee has any accrued but unused vacation, personal and/or sick time through the Separation Date, payment for all such accrued but unused vacation, personal and/or sick time is included in the payments set forth in Paragraph 2 of this Agreement. The foregoing described payments are subject to all applicable taxes and withholdings.

2. Payments to Employee. In exchange for Employee entering into, not revoking and fully complying with the terms of this Agreement (including, but not limited to, the post-employment obligations set forth herein), the Company will pay Employee’s base salary for the period May 6, 2022 through December 31, 2022 (the “Severance Payment”) as set forth below. Subject to Employee’s continued compliance with the terms of this Agreement, the aggregate amount of the Severance Payment will be paid in four equal quarterly installments in the gross amount of Eighty Eight Thousand Eight Hundred Ninety One Dollars and No Cents ($88,891.00) for each quarterly installment. The quarterly installments will be paid in the first full pay period after each of the following dates: July 1, 2022, October 1, 2022, January 1, 2023, and April 1, 2023. The Severance Payment and is subject to all applicable taxes and withholdings.

3. Other Employee Benefits.

(a) Group health, vision, and dental insurance, group term life insurance, and accidental death and dismemberment insurance, short and long-term disability coverage, flexible spending account, and 401(k) and/or pension plan participation, and any other fringe benefits associated with Employee’s employment with the Company, shall cease as of the Separation Date, in accordance with the provisions of such plans.

(b) After the Separation Date, Employee will become eligible to elect continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), as amended, with information regarding continuation rights provided in separate correspondence. If Employee elects to enter into this Agreement and makes a timely election of COBRA for Employee and his eligible spouse and dependents, then the Company agrees to pay the Employee’s health insurance COBRA premium for the Employee, his spouse and covered dependents in the amount of One Thousand Five Hundred Ninety Six Dollars and Sixty Six Cents ($1,596.66) for the seven (7) month period of June 2022 through December 2022 and/or reimburse Employee for any direct payment of COBRA premiums during such period, within fifteen (15) calendar days of submission of reasonable proof of payment; provided that, Employee elects COBRA continuation coverage within forty five (45) calendar days after the Separation Date and continues to comply with the terms of this Agreement. To the extent Employee elects COBRA continuation coverage later than forty five (45) calendar days after the Separation Date, Employee will remain eligible to elect and receive COBRA continuation coverage subject to and in accordance with the terms and conditions of COBRA; however, the Company will not reimburse or pay any portion of Employee’s COBRA premiums, Employee will be responsible for the entire cost of such COBRA continuation coverage, and will be so responsible for the remainder of the COBRA continuation period. Employee’s period of COBRA coverage will not be extended by the time-period, if any, during which the Company pays the cost of Employee’s continuation of coverage. The Company’s obligation, pursuant to this section, to pay COBRA premiums on behalf of Employee, shall cease at such time that Employee fails to comply with the terms of this Agreement and/or secures comparable health insurance coverage from another source, including coverage from the employer of Employee’s spouse. Employee agrees to promptly notify the Company in writing upon obtaining other health insurance coverage. In the event of Employee’s death prior to December 31, 2022, the Company agrees to continue to pay the COBRA health insurance premiums for the Employee’s spouse and covered dependents through December 2022. Employee understands and agrees that the Company reserves the right to amend or terminate its health insurance plans at any time.

(c) Nothing in this Agreement shall affect any rights that Employee may have under the Company’s retirement plans. If applicable, Employee may make appropriate election for distribution or payment of benefits, if any, from these plans according to their respective provisions.

(d) Employee may elect to convert any group life insurance coverage to an individual program within thirty (30) days of the Separation Date at the rates provided by the carrier, with conversion information provided in separate correspondence; provided that, notwithstanding anything to the contrary herein, in the event of such election, Employee shall be solely responsible for all premiums and costs associated with such coverage.

(e) The Severance Payment and the payments set forth in Paragraph Nos. 2 and 3(b) above shall be referred to collectively as the “Consideration Payments” in this Agreement.

(f) The Company will not take any action to contest Employee’s receipt of unemployment compensation benefits in connection with the termination of Employee’s employment; provided, however, that it is mutually understood that the Company shall respond truthfully to any inquiries from the state unemployment compensation authorities (i.e., the Company will indicate that Employee was involuntarily terminated for business reasons and not for willful misconduct) and unemployment compensation eligibility decisions are made by the state unemployment compensation authorities.

(g) No Other Payment. Employee acknowledges that the Company has no prior legal obligation to provide the Consideration Payments or any part thereof, and that such payments, in whole or in part, represent sufficient consideration to Employee for the terms of this Agreement. Other than as expressly provided for herein, Employee shall receive no compensation or benefit from the Company after the Effective Date of this Agreement. In other words, Employee is not and shall not be entitled to any payment or other benefits other than those described in this Agreement. Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Except as set forth in this Agreement, Employee agrees that Employee is not entitled to any additional payment or benefits from the Company, including, but not limited to, expense reimbursements, bonuses, commissions, severance, retention payments, equity awards, attorneys’ fees, or any other compensation or benefit.

(h) The Company’s obligation to pay the Consideration Payments set forth herein is subject to Employee’s performance of Employee’s obligations as set forth herein and any breach of Employee’s obligations under this Agreement or any other post-termination obligations shall entitle the Company to cease any further Consideration Payments. In the event that the Consideration Payments have been made, in whole or in part, to Employee and it is determined that Employee has breached any of his obligations as described or referenced in this Agreement including, but not limited to, his confidentiality, invention assignment, non-disclosure, non-solicitation or non-competition obligations, then Employee agrees to repay to the Company ninety percent (90%) of the aggregate of the Severance Payment already paid Employee upon request in addition to any other remedies the Company may have at law or equity.

4. General Release and Waiver of Claims.

(a) Employee Release. Employee, for Employee and for Employee’s executors, administrators, attorneys, personal representatives, successors, and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against the Company and its past and present parents, subsidiaries, divisions, related or affiliated entities, and all officers, directors, agents, insurers, attorneys, employees, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Released Entities”), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of Employee’s execution of this Agreement, including without limitation any claims arising or in any way resulting from or relating to Employee’s employment with the Company or the termination therefrom. It is understood that this release does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, including claims for unemployment or workers’ compensation benefits. By signing this Agreement, Employee is not giving up: (i) any rights or claims that arise after Employee signs this Agreement; (ii) rights to vested retirement benefits; and (iii) any rights that cannot be waived by operation of law.

Without limitation of the foregoing, Employee specifically waives any claims against all Released Entities arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, the National Labor Relations Act (NLRA), the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, all as amended; or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, harassment, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory.

Should Employee institute any claim released by this Paragraph (4)(a), or should any other person institute such a claim on Employee’s behalf, Employee will reimburse the Company or applicable party, as applicable, for any legal fees and expenses incurred in defending such a claim. The intent of this paragraph is to capture any and all claims that Employee has or may have against the Released Parties arising from events occurring prior to the execution of this Agreement and covered by the foregoing release of claims. Employee warrants and represents that Employee has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to Employee’s employment with the Company, nor has Employee filed any claim, charge, or complaint whatsoever against any of the Released Entities identified above.

(b) The release of claims in Paragraph 4(a) above and the other terms of this Agreement do not prohibit Employee from disclosing the terms of this Agreement to, filing a complaint with and/or providing information to the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC) or any other governmental entity, related to Employee’s employment or separation of employment. However, Employee understands and acknowledges that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on Employee’s behalf, whether monetary or otherwise, with respect to any of the claims that Employee has released against any and all of the Released Entities. Notwithstanding the foregoing, nothing set forth in this Agreement limits Employee’s right to receive a monetary award for information provided to the U.S. Securities and Exchange Commission pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

(c) No Existing Claims. Employee acknowledges and agrees that, to Employee’s knowledge, Employee has not been subjected or exposed to unlawful treatment, harassment or discrimination, or been denied any statutory or other legal rights, by the Company during or in connection with Employee’s employment with the Company. Employee further warrants that, in connection with his employment with the Company, he has not engaged in any criminal or illegal conduct.

(d) Employee warrants and represents that Employee has not commenced or been party to any action or proceeding in any court or agency against any of the Released Entities with respect to any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement.

5. Inventions and Developments. Employee agrees that all ideas, inventions, trade secrets, know how, documents, and data (collectively, “Developments”) developed either during, in connection with, or pursuant to Employee’s employment with the Company, shall become and/or remain the exclusive property of the Company. Employee agrees to provide all reasonable assistance to the Company in perfecting and maintaining the Company’s rights to the Developments. The Company shall have the right to use the Developments for any purpose without any additional compensation to Employee. In addition to the foregoing obligations, Employee understands and agrees that Employee also has obligations relating to the Intellectual Property of the Company as set forth in other agreements with the Company and that these obligations survive termination of his employment and survive this Agreement.

6. Affirmation of Obligations. Employee shall abide by and reaffirms Employee’s obligations under any and all confidentiality, invention assignment, non-disclosure, non-solicitation and/or non-competition agreements previously executed by Employee in connection with his employment with the Company including, but not limited to: a) the Confidentiality and Non-Competition Agreement dated February 6, 2020, and b) all such agreements attached as exhibits to the awards issued to and accepted by Employee under the Stock Appreciation Rights Agreements, Restricted Stock Unit Agreements, and Performance Share Unit Agreements.

7. Non-Disclosure of Information.

(a) During the course of Employee’s employment, the Company provided Employee with trade secrets and/or confidential information. “Confidential Information” shall mean knowledge and information acquired by Employee concerning the Company’s business plans, client/customer prospects, client/customer lists, client/customer contacts, client/customer data, proposals to clients/customers and potential clients/customers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, price lists, profit margins, financial statements, financial data, acquisition and divestiture plans, legal matters, and any other trade secrets or confidential or proprietary information, documents, reports, plans or data, of or about the Company which is not already available to the public. Employee shall keep and maintain the Confidential Information of the Company confidential and shall not, at any time, either directly or indirectly, use any Confidential Information for Employee’s benefit or for the benefit of any person or entity, and shall not divulge, disclose, reveal, or otherwise communicate any such Confidential Information to any person or entity in any manner whatsoever, except as required by law or court order. The foregoing obligations are in addition to and do not supersede any other confidentiality, non-disclosure or return of property covenants to which the Employee has agreed in connection with Employee’s employment with the Company. Employee understands and agrees that Employee has confidentiality, nonuse, and nondisclosure obligations to the Company and that these obligations survive termination of Employee’s employment and are in addition to and survive this Agreement.

(b) Notwithstanding the above, nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(c) In the event that Employee receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of what may be the Company’s Confidential Information: (i) Employee must notify immediately the Company’s General Counsel by telephone at the Company’s main office; (ii) regardless of whether Employee is successful in reaching the General Counsel by telephone, Employee also must notify the Company’s General Counsel immediately by e-mail (delivery confirmed) with a copy of the request or demand; and (iii) Employee shall wait a minimum of ten (10) calendar days (or the maximum time permitted by such legal process, if less) after sending the e-mail before making a disclosure or production, to give the Company time to determine whether the disclosure or production involves Confidential Information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This obligation shall not apply in the event of requests or demands for Confidential Information pursuant to a court order or from a federal, state, or local government commission, agency, or entity if Employee is instructed not to inform the Company; provided, however, that, even in these circumstances, Employee remains subject to the restrictions in Paragraph 7(d)(iii) below.

(d) Notwithstanding any other provision of this Agreement, Employee understands that:

(i) Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency including providing documents or other information without notice to the Company; provided, however, that, even in these circumstances, Executive remains subject to the restrictions in Paragraph 7(d)(iii) below.

(ii) Nothing contained in this Agreement restricts or otherwise interferes with the Employee obligation to testify truthfully in any forum; right and/or obligation to contact, cooperate with, provide information to, or testify or otherwise participate in any action, investigation, or proceeding of any government agency, commission, or entity; disclose the details of or information about sexual assault, harassment, discrimination, retaliation, failure to accommodate, or other conduct that the Employee believes may be unlawful; report any allegations of criminal conduct to any federal, state, or local authority or official; or disclose any information or produce any documents as is required by law or legal process; provided, however, that, even in these circumstances, Executive remains subject to the restrictions in Paragraph 7(d)(iii) below.

(iii) Nothing contained in this Agreement is intended to or does waive, or authorize waiver of, any attorney-client, work product, or other legal privilege belonging to the Company.

8. Confidentiality and Non-Disparagement.

(a) Employee Confidentiality Obligation. Employee agrees to keep the terms of this Agreement completely confidential, subject to the terms of Paragraphs 4(b), 7 and 8(c) of this Agreement. Employee may disclose any information concerning the Agreement to Employee’s attorneys, spouse, tax accountants or financial advisors, or as required by law, provided that, if Employee makes a disclosure to any such person and such person makes a disclosure that, if made by Employee, would breach this Paragraph 8, such disclosure will be considered to be a breach of this Paragraph 8.

(b) Employee Non-Disparagement. Employee agrees to refrain from any publication, oral or written, of a defamatory, disparaging, or otherwise derogatory nature pertaining to the Company or any of its affiliates, their products and services, and their directors, officers, employees or customers. Employee further agrees that Employee will not make or publish any statement critical of the Company or any of its affiliates or their respective officers, directors, and employees or in any way adversely affecting or otherwise maligning the business or reputation of the Company, its affiliates and their respective officers, directors and employees.

(c) This Paragraph 8 shall not prohibit Employee or the Company or any of its/his representatives from taking action to enforce their rights under this Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed, from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings, or submitting a complaint to any governmental or administrative tribunal.

9. Return of Property. Prior to receiving any Consideration Payments noted in this Agreement, Employee must: (a) return to the Company all Confidential Information in any form (whether hard copy or electronic) and all Company property, including, but not limited to, any equipment, keys, badges, cell phone, computers or electronic devices, files (electronic, paper or other media), records, or information relating to the Company; and (b) certify, in writing, that he has done so.

10. Cooperation. For a period of twelve (12) months following the Separation Date, Employee will provide reasonable assistance and information necessary to the transition of Employee’s job responsibilities. This duty to cooperate includes assistance and cooperation with the Company in locating information or data, providing other known information, and transitioning business relationships. This duty to cooperate also includes assistance and cooperation with the Company and/or other persons engaged by the Company in the investigation, prosecution, and/or defense of any threatened or asserted litigation or investigations initiated by, or involving, the Company or any person or entity affiliated with it. This agreement to cooperate also includes, but is not limited to, preparing for and truthfully testifying in connection with any such investigation or proceeding. Employee understands that Employee was employed as a representative of the Company, and Employee will not assist any person or entity in any matter adverse to the Company without first providing written notice to the Company’s General Counsel; provided that such notice obligation shall not apply to any report of possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

11. Incentive and Equity Awards. All of Employee’s incentive and/or equity compensation awards granted to him by the Company that remain outstanding and unvested as of the Separation Date shall be terminated effective as of the Separation Date and be forfeited without consideration including, but not limited to the, unvested stock appreciation rights, unvested restricted stock units, unvested performance share units, unearned incentive payments and unvested change of control payments. Employee’s vested incentive and/or vested equity compensation awards shall be governed by the terms of the applicable Equity and Incentive Compensation Plan and applicable executed grant agreements.

12. No Representations or Admissions. The Company does not admit any wrongdoing or liability of any sort and has made no representation as to any wrongdoing or liability of any sort, and this Agreement is executed as a compromise and to bring an amicable conclusion to the employment relationship.

13. Entire Agreement. Employee agrees and acknowledges that no representation of fact or opinion has been made to induce Employee to enter into this Agreement or the General Release and Waiver of Claims contained herein, other than the terms of this Agreement itself. This Agreement constitutes the entire and exclusive agreement between the parties hereto with respect to the terms associated with Employee’s termination of employment and with respect to the rights and obligations of the parties going forward. This Agreement shall supersede all previous or contemporaneous negotiations, agreements, commitments, statements, and writings between the parties; provided however, the Parties agree that any confidentiality, invention assignment, non-disclosure, non-solicitation or non-competition agreements into which the Parties previously entered shall remain in effect, and are in addition to and not superseded by this Agreement. No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by Employee and the Company. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions at the same or at any prior or subsequent time.

14. Severability. In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. If the release of claims language set forth in Paragraph 4 is found by a court of competent jurisdiction to be unenforceable, the parties hereto agree that they shall be permitted to rewrite the Agreement to cure the defect, and Employee shall execute the rewritten agreement upon request by the Company without entitlement to any additional monies, benefits and/or compensation.

15. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach will be brought in the Court of Common Pleas of Cumberland County Pennsylvania or the United States District Court for the Middle District of Pennsylvania, and Employee irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes. The prevailing party in any such action will be entitled to recover its attorneys’ fees and costs.

16. Remedies. Employee acknowledges and agrees that, if Employee violates the covenants and agreements set forth in this Agreement, the Company would suffer irreparable harm, and that such harm to the Company would be impossible to fully measure in monetary damages. Accordingly, Executive acknowledges and agrees that, in addition to any other remedies which the Company may have at law or in equity or under the terms of this Agreement, the Company will have the right to have all obligations, undertakings, agreements, covenants, and other provisions of this Agreement specifically performed by Employee; the Company will have the right to obtain temporary, preliminary, and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement; and Company will also be entitled to an accounting and repayment of all profits, compensation, remunerations, or benefits which Executive or others, directly or indirectly, have realized or may realize as a result of, growing out of, or in conjunction with any violation of this Agreement. Such remedies will be an addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or under the terms of this Agreement.

17. Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, successors, and assigns. Employee expressly acknowledges and agrees that the Company may, in the Company’s sole discretion and without further consent from or consideration to Employee, assign this Agreement and/or any of the covenants or post-termination obligations of Employee, or any portion thereof, to a buyer or to any successor of the Company.

18. 409A Compliance. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) to the extent necessary to comply with the requirements of Section 409A of the Code until the first business day that is more than six (6) months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Board of Directors, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Paragraph 20 without any interest thereon. The Company shall consult with Employee in good faith regarding the implementation of this Paragraph 20; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to the imposition of any early or additional tax under Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “Separation from Service.” For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

19. Acknowledgment. This Agreement contains a release of Employee’s claims against the Company and Released Entities. Employee is advised to consult with an attorney as to whether to sign this Agreement. Employee has been given twenty-one (21) calendar days (“Consideration Period”) to consider this Agreement before signing it and returning it to Wendy Livingston, Chief Human Resources Officer at the Company’s corporate office at 350 Poplar Church Road, Camp Hill, PA 17011. In the event Employee executes and returns this Agreement prior to the end of the Consideration Period, Employee acknowledges that Employee’s decision to do so was voluntary and that Employee had the opportunity to consider this Agreement for the entire Consideration Period. The parties agree that this Agreement will not become effective until seven (7) calendar days after the execution of this Agreement and that Employee may, within seven (7) calendar days after the execution of this Agreement, revoke this Agreement in its entirety by written notice to the Company sent to Wendy Livingston, Chief Human Resources Officer at the Company’s corporate office at 350 Poplar Church Road, Camp Hill, PA 17011. If written notice is not received by the end of the 7-day revocation period, this Agreement will become effective and enforceable at that time (“Effective Date”).

20. Execution. This Agreement may be executed in several counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)) and, as so executed, shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the original or the same counterpart.

Employee represents and agrees that Employee has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against the Company and the Released Entities (as such terms are defined herein) as more fully described in this Agreement. Employee acknowledges that Employee is not in entering into this Agreement relying on any representations by the Company or other Released Entities concerning the meaning of any aspect of this Agreement.

Harsco Corporation	Employee

Printed Name: Wendy Livingston	Printed Name: David Stanton

Signature: /s/ Wendy Livingston	Signature: /s/ David Stanton
Title: Senior Vice President & CHRO	Date: 5/12/2022
Date: 5/18/2022